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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is dated as of January ___, 2000, and is entered into between WEIRTON STEEL CORPORATION, a Delaware corporation (the "Company"), and DAVID L. ROBERTSON (the "Employee").

         WHEREAS, Employee and the Company desire to embody in this Agreement the terms and conditions of Employee's employment by the Company;

         NOW, THEREFORE, the parties hereby agree as follows:

         1. Employment. The Company hereby employs the Employee and the Employee hereby accepts employment from the Company upon the terms and conditions hereinafter set forth.

         2. Term. (a) The term of employment under this Agreement shall commence on the date hereof and end on the date this Agreement is terminated by either the Company or the Employee as hereinafter provided in this Section 2 or in
Section 17.

                  (b) The Company may, at its election, terminate the employment of the Employee and related obligations of the Company under this Agreement as follows:

                  (1) For Disability. Upon 30 days prior notice in the event the Employee has been so incapacitated that he has been unable to perform the services required of him hereunder for a period of 150 of 180 consecutive days and such inability is continuing at the time of such notice. The Company, at its sole cost and expense, shall continue to provide and keep in force during the period of incapacity which remains after such termination, but not after age 65, such income replacement, sickness and accident and health insurance coverages for the Employee and his dependents of the types provided by the group benefit plans of the Company for employees of


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the highest job classification under the Company's Program of Insurance Benefits for Salaried Employees (the "Insurance Program"), which coverages shall be at a level commensurate with other executive vice presidents.

                  (2) For Just Cause. "For just cause" upon notice of such termination to the Employee. Termination of the Employee's employment by the Company shall constitute a termination "for just cause" only if such termination is for one of the following reasons: (i) conviction of a felony punishable by a prison sentence of more than one year; (ii) habitual use of drugs without a prescription or habitual, excessive use of alcohol to the extent that any of such uses materially interferes with the Employee's performance of his duties;
(iii) refusal or failure, after written notice, by the Employee to perform or discharge duties and responsibilities appropriate to his position as Executive Vice President, Human Resources and Corporate Law which are properly assigned to him by the Chief Executive Officer of the Company or the Board of Directors, which refusal or failure amounts to an extended and gross neglect of his duties to the Company; (iv) breach of Section 8 of this Agreement; or (v) breach of any confidentiality Agreement between the Company and the Employee. Except as otherwise specifically set forth in this Agreement or as otherwise prohibited by law, all rights and obligations of the Employee, except such obligations as are created by Sections 6, 7 and 8 hereof, and all obligations of the Company under this Agreement, shall cease and terminate on, and as of, the date of termination of employment for just cause.

                  (3) Without Cause. Without cause by not less than five days prior notice in writing, provided that within 10 days of the effective date of such termination the



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Company shall pay to the Employee a single lump sum amount (the "Lump Sum
Payment"), calculated as follows, where:

                  X        is 24 months of Employee's base salary; and

                  Y is any applicable federal, state or local tax or liability imposed on Employee as a result of the Lump Sum Payment, including, without limitation, social security taxes, income taxes and excise taxes, which amount shall be withheld by Corporation and paid by Corporation to the appropriate agency for and on behalf Employee.

                  Then, LUMP SUM PAYMENT = X + Y.

                           It is the intent of the parties that the foregoing
Lump Sum Payment calculation shall result in Employee's receipt of an amount equal to 24 months of Employee's Base Salary net of all applicable federal, state and local taxes, and Corporation's payment to the appropriate taxing authority of any applicable federal, state or local tax or liability imposed on Employee. Furthermore, for a period of 24 months following the date of termination, Company shall continue to provide for the Employee the medical, dental, life and disability insurance, which were provided to the Employee immediately prior to such notice. Employee shall be treated as an inactive employee for 24 months after the date of termination. If the Company is entitled to terminate the employment of the Employee in accordance with subsection (1) or if the Employee is at the time under an incapacity of a nature or type which would entitle the Company to terminate such employment but for the passage of the 180 consecutive day period set forth in subsection (1), the Company shall not be deemed to have terminated his employment pursuant to this subsection (3).


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                  The Company shall be deemed to have agreed to a termination in accordance with this subsection (3) from and after the date, without the consent of the Employee (which may be obtained before or after the relevant event), (x) the Employee is assigned duties other than those of Executive Vice President, Human Resources and Corporate Law, (y) the Employee is required to report other than to the Chief Executive Office or the Board of Directors of the Company, or
(z) the employee is required to reside other than in Weirton, West Virginia or the Greater Pittsburgh Area in order to perform his duties for the Company.

                  (c) The Employee may terminate his employment hereunder upon 90 days notice thereof to the Company, and from and after the date of such termination, the Company shall have no further obligations under this agreement, except as required by law or as specifically set forth herein; provided, that upon the receipt of such written notice, the Company may terminate the employment of the Employee at any earlier date of its choosing after receipt of such written notice and prior to the expiration of the 90 day notice period.

         3. Compensation.

                  (a) Salary and Bonus. The Company shall pay the Employee a salary (the "Base Salary") of $240,000 per year as may be from time to time increased by the Board of Directors of the Company (the "Board") or any authorized committee thereof, provided that such increase shall be commensurate with those granted to any other Executive Vice President of the Company. The Base Salary shall be payable in such installments and at such times as conform to the general payroll practices of the Company. The Employee shall be eligible to participate in the Company's Performance Incentive Plan (the "Bonus Plan") at a level commensurate with other Executive Vice President of the Company. In the event the Employee's employment is


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terminated prior to the end of any fiscal year of the Company, except pursuant to Section 2(b)(2) or 2(c), the bonus, if any, payable pursuant to the Bonus Plan for the fiscal year in which termination occurs shall be pro-rated by multiplying the bonus amount by a fraction, the numerator of which is the number of days elapsed in the fiscal year to and including the date termination becomes effective and the denominator of which is 365. If the Employee's employment is terminated pursuant to Section 2(b)(2) or 2(c) no bonus shall be paid with respect to the fiscal year in which such termination occurs.

                  (b) Automobile and Expenses. The Company shall make available to the Employee an automobile in accordance with the Company's automobile policy generally applicable to Executive Vice Presidents.

                  (c) Life Insurance. The Company will provide to the Employee life insurance which shall pay to any beneficiary designated by the Employee an amount equal to four (4) times the Base Salary in effect at the time of death while the Employee is actively employed or subject to the post-termination benefit extension provisions of Section 2(b)(3). Upon termination in accordance with Section 2(b)(1) or, after Employee is age 59-1/2, in accordance with
Section 2(b)(3) or 2(c), or, if later, the expiration of the benefit extension provisions of Section 2(b)(3), the Company will deliver to the Employee a fully paid life insurance policy which shall pay to any beneficiary designated by the Employee an amount equal to $250,000 and which shall be owned by the Employee.

                  (d) Other Benefit Programs. The Company shall provide, during the term hereof, coverage for the Employee under the Insurance Program as applicable from time to time to its salaried employees of the highest job classification and commensurate with


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coverage of other Executive Vice Presidents. In the event that employment is terminated pursuant to Section 2 under circumstances where the Company has an obligation after the date of termination to continue coverages under one or more health care plans in the Insurance Program, or otherwise, such coverages in all cases shall be coordinated with similar or comparable coverages thereafter provided to the Employee by any third party employer, with such third party coverages being deemed primary and the coverages maintained by the Company being deemed secondary or supplementary, so as to be reduced on a dollar-for-dollar basis by the amount of benefits payable under such third party coverages. The Employee shall submit to any required physical examination and shall provide any required information in connection with the acquisition or maintenance of any insurance pursuant to this Agreement. The Employee shall be eligible for, and participate in, such other fringe benefits, including club dues, as are generally available to salaried employees of the Company of the highest job classification and commensurate with other executive vice presidents, and nothing in this Agreement shall be deemed to preclude the Company from granting such additional remuneration or benefits to the Employee as it shall determine in its sole discretion. If this Agreement is terminated in accordance with
Section 2(b)(1) or after the Employee is age 59-1/2, in accordance with Section 2(b)(3) or 2(c), then the Company shall provide to Employee and his dependents medical benefits commensurate with the medical benefits provided to retired employees at Class 56 and above. The Employee shall not receive compensation pursuant to the Profit Sharing Plan of the Company.


                  (e) Supplemental Executive Retirement Plan. The Employee shall be entitled to participate in the Company's Supplemental Executive Retirement Plan ("SERP"),



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established in 1994 for management employees in Job Class 56 and above, upon
Employee's commencement of employment. the Company shall (x) credit the Employee with five (5) years of "Benefit Service" (as defined in the SERP) under the SERP and (y) fund the trust related to the SERP for such years of Benefit Service, upon Employee's commencement of employment.

                  (f) Stock Option. From time to time, the Company shall cause to be granted to the Employee stock options to purchase common stock of the Company or, in lieu thereof or in addition thereto, stock appreciation rights, in amounts and at such times as are commensurate with those granted to executive vice presidents of the Company.

                  (g) Vacation. The Company shall grant the Employee four (4) weeks of fully compensated vacation per year under this Agreement.

         4. Duties. The Employee is engaged as the Executive Vice President, Human Resources and Corporate Law of the Company and shall perform and discharge well and faithfully the duties commensurate with such position which may be assigned to him from time to time by the Chief Executive Officer or the Board in connection with the conduct of its business, including, but not limited to, management of the Human Resources, Legal, Economic Development and Public and Community Relations functions. If the Employee is elected or appointed a director or officer of the Company or any subsidiary thereof during the term of this Agreement, the Employee will serve in such capacity without further compensation.

         5. Extent of Services. The Employee shall devote his entire business time, attention and energies to the businesses of the Company and shall not during the term of this Agreement be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as



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preventing the Employee from investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any significant services on the part of the Employee in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, except that the Employee may serve as a director of a company having businesses which do not compete with the Company or as otherwise authorized by the Board of Directors, so long as such service does not interfere with his duties and services hereunder, and except that the Employee may purchase securities in any corporation whose securities are regularly traded, provided that such purchases shall not result in his collectively owning beneficially at any time 1% or more of the equity securities of any corporation engaged in a business competitive to that of the Company.

         6. Disclosure of Information. The Employee recognizes and acknowledges that the Company's trade secrets and proprietary processes as they may exist from time to time are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. The Employee will not, during or after the term of his employment, in whole or in part, disclose such secrets or processes acquired by virtue of his employment hereunder or his service as a director to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided, that after the term of his employment, these restrictions shall not apply to such secrets and processes which are then in the public domain


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(provided that he was not responsible, directly or indirectly, for such secrets or processes entering the public domain without the Company's consent).

         7. Inventions. The Employee hereby sells, transfers and assigns to the Company or to any person, or entity designated by the Company all of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material made or conceived by the Employee, solely or jointly during the period of his employment hereunder which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company. The employee shall communicate promptly and disclose to the Company, in such form as the Employee may be required to do so, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Employee within one (1) year following the termination of employment shall be deemed to fall within the provisions of this Section unless proved to have been first conceived and made following such termination.

         For purposes of Sections 5, 6, 7 and 8, unless the context otherwise requires, the term "Company" shall include divisions, subsidiaries and controlled affiliated entities of the Company, and "businesses" of the Company shall include businesses of any of such entities.



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"Significant Competitive Acts" shall consist of any of the following acts: (i)
inducing employees to leave the employ of the Company or (ii) tortuously interfering with any business relationship of the Company, including, without limitation, relationships with customers, vendors, suppliers, lessors or lessees.

         8. Nondisparagement. For the period commencing on the termination of this Agreement and continuing for one year thereafter, the Employee will not, in any form, disparage the Company, its officers or directors or otherwise make comment adverse to the Company concerning any aspect of the business or practices, past or then present, of the Company

         9. Injunctive Relief. If there is a breach or threatened breach by Employee of any of the provisions of Sections 6, 7 or 8 of this Agreement, the Company shall be entitled to an injunction from a court of competent jurisdiction restraining the Employee from such breach. Subject to Section 13, nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

         10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and sent by registered mail to his residence in case of the Employee, or to the Secretary, Weirton Steel Corporation, Three Springs Drive, Weirton, West Virginia 26062, in the case of the Company.

         11. Waiver of Breach. A waiver by the Company or the Employee of a breach of any provision of this Agreement by the other party shall be in writing and shall not operate or be construed as a waiver of any subsequent breach by the other party.



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         12. Arbitration. Subject to the provisions of the first sentence of
Section 9 hereof, any dispute between the Employee and the Company arising under this Agreement, whether or not a case or controversy, shall be resolved solely by arbitration in Pittsburgh, Pennsylvania in accordance with the rules of the American Arbitration Association, and judgement upon any award may be entered in any court having jurisdiction thereof.

         13. Legal Fees and Expenses. The Company shall promptly reimburse the Employee for the reasonable legal fees and expenses incurred by the Employee in connection with enforcing any right of the Employee pursuant to and afforded by this Agreement; provided, however, that the Company only will reimburse the Employee for such legal fees and expenses if, in connection with enforcing any right of the Employee pursuant to and afforded by this Agreement, either (i) a judgment has been rendered in favor of the Employee by a duly authorized court of law, (ii) an arbitration award in favor of the Employee has been made or
(iii) the Company and the Employee have entered into a settlement agreement providing for the payment to the Employee of any or all amounts due hereunder.

         14. Entire Agreement; Governing Law. This instrument contains the entire agreement of the parties, superseding any prior agreement or arrangement, whether written or oral. It may be changed only by a writing signed by the party against whom enforcement is sought. This Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of laws.

         15. Prior Employment Agreements. This Agreement supersedes any and all employment agreements between the Company and the Employee and such agreements are null



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and void except that any stock option agreements between the Company and the
Employee shall continue to be obligations of the Company and the Employee.

         16. Severability. If any provision of this Agreement or the application thereof to any circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and shall be valid and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties' essential objectives as expressed herein.

         17. Termination of Term of Agreement. If the Employee, in the reasonable opinion of the of the Company, breaches Section Eight of this Agreement by disparaging the Company, its officers or directors or breaches a confidentiality agreement between the Company and the Employee, which are respectively defined as events of just cause in Sections 2(b)(2)(iv) and (v), the Company, in its sole discretion and without waiving any other right it has or may have at law, under this Agreement or under any other agreement or policy applicable to the Employee, may provide written notice to the Employee that the term of this Agreement is ended immediately upon delivery of such notice. The termination of the term of this Agreement shall not be deemed an assignment of other duties or a change in reporting relationships under Sections 2(b)(3)(x) or
(y) of this Agreement and the termination of the term shall not be constructive or actual discharge of the Employee from employment with the Company for purposes of this Agreement. No Lump Sum Payment under Section 2(b)(3) of this Agreement will be due or payable in connection with or as a result of delivery of the notice ending the term of this Agreement. If a notice of the termination of the term of this Agreement is delivered to the Employee, the Employee will be an employee at will of the Company without benefit of this or



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any other employment agreement or representation of continued employment, express or implied.

         IN WITNESS WHEREOF, the parties have executed this agreement as of the day first hereinabove written.

                                           WEIRTON STEEL CORPORATION

                                           By /s/ Richard K. Riederer
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                                           Title President and CEO
                                                --------------------------

                                           /s/ David L. Robertson
                                           -------------------------------
                                           David L. Robertson


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